UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

-----------------

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2008

MARKET & RESEARCH CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20769	22-3341195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Wright Street, Suite 220, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 226-4324

CABLE & CO WORLDWIDE, INC.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2008, Market & Research Corp. (the “Company”) entered into a Purchase and Sale of Assets Agreement (the “Purchase Agreement”) with Precision Opinion, Inc., a Nevada Corporation (“Precision”), and James Medick, Michael France, and Edward Wilson, being all of the shareholders of Precision (collectively, the “Shareholders”).

The consummation of the purchase by the Company of substantially all of Precision’s assets, properties and contractual rights (the “Assets”) pursuant to the Purchase Agreement (the “Asset Purchase”) is subject to certain conditions set forth in the Purchase Agreement, including the continued accuracy of the representations and warranties made by all parties thereto and the parties’ continuing due diligence review. Upon the closing of the Asset Purchase, the Company will purchase, and Precision will sell, all of the assets of Precision to the Company. Precision operates a market research and opinion polling business based in Las Vegas, Nevada.

The Company will purchase the Assets for the sum of: (i) Five Hundred Sixty-Eight Thousand Three Hundred and Ten Dollars ($568,310) (the “Initial Payment”); plus (ii) the amount (if any) equal to the additional loans made by the Shareholders to Precision, plus accrued interest on any such loans at the rate of eight percent (8%) per annum, on terms previously and mutually agreed to in writing or by email correspondence by James Medick and Gary Stein, President of the Company, between the date of the Purchase Agreement and the closing of the Asset Purchase; plus (iii) the Earn Out Amount (as defined below).

By January 30, 2009, the Company shall pay to Precision an additional amount (the “Earn Out Amount”) equal to five times the EBITDA of the Precision Opinion division of the Company for the calendar year 2009 less the Initial Payment and the amount of any loans made to Precision as set forth above. The Earn Out Amount shall be paid one-half in cash and one-half in common shares of the Company’s stock, valued at the average of the bid price for the first ten business days in January, 2010. Upon the closing of the Asset Purchase, the Company will enter into an employment agreement with James Medick and certain other ancillary documents related to the Asset Purchase.

[remainder of page intentionally left blank]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKET & RESEARCH CORP.

Date: May 5, 2008	By:	/s/ Gary Stein
Gary Stein
President